EXHIBIT 10.1

Execution Copy
EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective as of March 20, 2012 (the “Effective Date”), is made between FirstEnergy Corp. (the “Company”) and Anthony J. Alexander (“Executive”).

WHEREAS, Executive is currently President and Chief Executive Officer of the Company; and
WHEREAS, Executive and the Company desire to more fully establish and reduce to writing the fundamental terms and conditions of Executive's employment and the parties' respective rights and obligations with respect thereto; and
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the shareholders of the Company to take further action to secure the continued services of Executive, consistent with FirstEnergy's executive compensation philosophy;
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.    Term of Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein, for the period commencing as of the Effective Date and ending on April 30, 2016, unless earlier terminated under the terms and conditions hereof (the “Employment Period”). Upon termination of the Employment Period for any reason, Executive shall be entitled to any and all of his retirement and pension benefits under all qualified and non-qualified plans adopted by the Company in accordance with and subject to the terms of such plans.

2.    Position. Executive shall serve as President and Chief Executive Officer; provided that, the Board, at any time, may elect another person as the President of the Company, who shall assume the duties of such position and report to Executive and, further, the Board may elect another person as Chief Executive Officer of the Company at any time who shall assume the duties of such position and report to Executive. In the event the Board elects to name another person the President and/or the Chief Executive Officer, then the Executive shall be elected Executive Chairman or Chairman of the Board and remain Chief Executive Officer, as applicable. During the Employment Period, Executive shall be considered for nomination and election to the Board and agrees to serve if so elected. Upon termination of the Employment Period, Executive shall resign from the Board and shall not accept or seek a nomination to the Board thereafter.

3.    Duties. Executive shall be responsible for the general management and operation of the Company and shall have such powers and duties as are commensurate with his office and position as the Chief Executive Officer and President of the Company, and, as applicable, as Chairman of the Board (while he holds such offices as described above), and such other powers and duties as may from time to time be assigned by the Board. Executive shall devote his full business time and attention to the continued success of the business and affairs of the Company throughout the Employment Period. Subject to Board approval, Executive may serve on corporate, civic or charitable boards or committees to the extent that such service does not materially interfere with the performance of his duties under this Agreement or as a member of the Board.

4.    Compensation.

(a)    Base Salary. During the Employment Period, Executive shall receive an annual base salary in an amount determined consistent with the Company's compensation philosophy (“Base Salary”) and payable in accordance with the prevailing payroll practices of the Company.

(b)    Incentive Compensation. During the Employment Period, Executive shall be eligible to participate in the FirstEnergy Corp. Short-Term Incentive Program (the “STIP”) and the FirstEnergy Corp. Long-Term Incentive Program (the “LTIP”) subject to and on a consistent basis with the terms, conditions and overall administration of those programs.
(c)    Retention Stock Award. As of the Effective Date, the Compensation Committee will grant to Executive a restricted stock award (the “New Restricted Stock Award”) covering 200,000 common shares of the Company that vests as follows: 25% on December 31, 2013; 25% on December 31, 2014; and 50% on December 31, 2015, in each case plus accrued dividends on such shares. The New Restricted Stock Award shall vest in full in the event that this Agreement is terminated (1) voluntarily by the Executive upon notice if the total compensation opportunity of the Executive at any time is reduced below the opportunity established for 2012; provided, that, such vesting shall not occur if (i) such reduction is also applicable to other Company senior executives generally; or (ii) the Company remedies such reduction in total compensation opportunity within thirty (30) days following the notice of voluntary termination from Executive under this Section 4(c)(1); (2) by the Board without Cause; or (3) as a result of death or Disability of the Executive. If this Agreement is terminated by the Board for Cause, or voluntarily by the Executive at any time prior to any vesting date, except as provided above, then the unvested portion of the New Restricted Stock Award shall be forfeited and no prorating shall be applicable. The foregoing New Restricted Stock Award is made pursuant to the FirstEnergy Corp. 2007 Incentive Plan and shall be subject to additional terms and conditions set forth in a separate award agreement consistent with the terms of this Agreement. Following a Change in Control, the terms of this Section 4 shall govern the treatment of the

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foregoing New Restricted Stock Award upon termination of Executive's employment, whether voluntarily or involuntarily, and not the terms of any Company plan applicable to termination of employment following a Change in Control.
(d)    Treatment of RS41. In accordance with the terms of such agreement, the Board has determined that the restricted stock award under RS41 (“RS41”) shall be 100% vested as of the Effective Date of this Agreement. For the avoidance of doubt, the Share Value Protection Rights contained in RS41 shall no longer be applicable.

(e)    Participation in Benefit Plans. During the Employment Period, in addition to the aforementioned plans, except as otherwise provided in this Agreement, Executive shall be entitled to continue to participate in or receive benefits under all other employee benefit plans made available by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of those plans. Executive's right to participate in any benefit plan shall be subject to the applicable eligibility criteria for participation and Executive shall not be entitled to any benefits under, or based on, any benefit plan for any purposes of this Agreement if Executive does not during the Employment Period satisfy the eligibility criteria for participation in such plan.

(f)    Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him (in accordance with Company practice) in performing services hereunder, provided that Executive properly accounts therefor in accordance with Company policies or guidelines.

(g)    Vacations. During the Employment Period, Executive shall be entitled to the same number of paid vacation days in each year determined by the Company from time to time for its other senior executive officers, to be taken at such time or times as is reasonably desired by Executive. Executive may use his good faith judgment and reasonable discretion in determining whether out-of-office time should be considered vacation.

(h)    Other Benefits. During the Employment Period, Executive shall be entitled to continue to receive the fringe benefits appertaining to his position with the Company in accordance with present practice and financial planning services for an additional year. For security reasons, Executive is required to use corporate aircraft for all travel, including for limited personal use.

5.    Effects of Termination of Employment

(a)    Either the Board or the Executive may terminate the Executive's employment at any time and for any reason during the Employment Period. Upon termination or expiration of this Agreement, Executive shall receive his Base Salary up through the date of termination and all accrued and/or vested benefits, compensation or awards of any kind to which he is entitled under the applicable plans and award agreements and as provided in this Agreement.

(b)    Notice of Termination. Any termination of employment by the Company, or by Executive, shall be communicated by notice of termination to the other party, as applicable, given in accordance with Section 8. Except as provided in Section 4(c)(1) (voluntary termination of employment by Executive for a reduction in compensation), Executive shall endeavor to provide twelve (12) months prior notice of his intention to retire, provided that the failure to provide such notice shall not create any rights of any kind on the part of the Company nor in any way diminish Executive's rights under this Agreement.
6.    Payment Obligations. Other than as set forth in the Deferred Compensation Plan or the SERP, the Company's obligations to pay the severance benefits or make any other payments described in Section 5(a) shall not be affected by any set-off, counterclaim, recoupment, defense or other right which the Company or any of its subsidiaries may have against Executive or anyone else. Nothing in this Agreement entitles Executive to participation or continued participation in the Deferred Compensation Plan, the SERP or any other plan, program or arrangement of the Company unless participation is specifically designated under, and in accordance with, the applicable plan, program or arrangement.

7.    Restrictive Covenants.

(a)    Non-Competition; Non-Disclosure; Non-Solicitation. During the Employment Period and for a period of twenty-four (24) months thereafter, Executive shall not on his own account without the consent of the Company, or as a shareholder, employee, officer, director, consultant or otherwise, engage directly or indirectly in any business or enterprise which is in competition with the Company, an Affiliate or any Subsidiary in a market located in any state or states in which, on the date of expiration of the Employment Period, the Company sells, has sold or reasonably intends to sell to Customers. For all purposes of this Agreement, the words "competition with the Company, an Affiliate or any Subsidiary" shall mean:
i.    Directly participating or engaging, on the behalf of other parties, in the purchase or sale of products, supplies or services of the kind, nature or description of those sold by the Company, an Affiliate or any Subsidiary;
ii.    Soliciting, diverting, taking away or attempting to take away any of the Customers with respect to their purchase or sale, or potential purchase or sale, of the products, supplies or services of the kind, nature or description of those sold or reasonably intended to be sold by the Company, an Affiliate or any Subsidiary or the business or patronage of any such Customers with respect to their purchase or sale, or potential purchase or sale, of the products, supplies or services of the kind, nature or description of those sold or reasonably intended to be sold by the Company, an Affiliate or

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any Subsidiary;
iii.    Soliciting, enticing, luring, employing or endeavoring to employ any employees of the Company, an Affiliate or any Subsidiary;
iv.    Divulging to others or using for Executive's own benefit any confidential information obtained during the course of Executive's employment with the Company, an Affiliate or any Subsidiary relative to sales, services, processes, methods, machines, manufacturers, compositions, ideas, improvements, patents, trademarks, or inventions belonging to or relating to the affairs of the Company, an Affiliate or any Subsidiary;
v.    Divulging to others or using to Executive's own benefit any trade secrets belonging to the Company, an Affiliate or any Subsidiary obtained during the course of Executive's employment or that Executive became aware of as a consequence of his employment.
The term “Customer” shall mean any person, firm, association, corporation or other entity to which the Company, an Affiliate or any Subsidiary sells, has sold or reasonably intends to sell the products, supplies or services of the Company, an Affiliate or any Subsidiary within the thirty (30) month period immediately preceding the date of expiration of the Employment Period. The term “Affiliate” and “Subsidiary” shall be as defined in the FirstEnergy Corp. Change in Control Severance Plan.
However, nothing herein contained shall prevent Executive from purchasing and holding for investment less than 5% of the shares of any corporation the shares of which are regularly traded either on a national securities exchange or in the over-the-counter market, and notwithstanding any provision hereof, Executive may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable federal or state securities laws, and except that, with respect to any document or other information that in either case contains information concerning the tax treatment or tax structure of such transactions as well as other information, this paragraph shall apply only to such portions of the document or similar item that is relevant to an understanding of such tax treatment or tax structure.
(b)    Non-Disparagement. Executive and the Company agree that neither party shall disparage the other nor shall either party communicate to any person and/or entity in a manner that is disrespectful, demeaning, and/or insulting toward the other party; provided, that nothing contained herein shall preclude either party from providing truthful testimony in any trial, deposition, hearing, or other proceeding as required by law.

8.    Notice. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when hand delivered, (b) when dispatched by electronic facsimile transmission (with receipt electronically confirmed), (c) one business day after being sent by recognized overnight delivery service, or (d) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, and in each case addressed as follows (or addressed as otherwise specified by notice under this Section):

If to Executive:

Mr. Anthony J. Alexander

Akron, OH 44308

If to the Company:

Secretary
FirstEnergy
76 South Main Street
Akron, OH 44308

9.    Withholding. The Company may withhold from any amounts payable under or in connection with this Agreement all federal, state, local and other taxes as may be required to be withheld by the Company under applicable law or governmental regulation or ruling.

10.    Amendments; Waivers; Jurisdiction. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, and is signed by Executive and by another executive officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio. Executive and the Company each agree that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against Executive or the Company based on or arising out of this Agreement and each of Executive and the Company hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any such action, suit or proceeding; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.
11.    Remedies; Validity. Executive and the Company acknowledge and agree that the restrictive covenants contained in Section 7 are of a special nature and that any breach, violation or evasion by Executive of the terms of Section 7 will

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result in immediate and irreparable injury and continuing damage to the Company and its business, for which there is no adequate remedy at law, and will cause damage to the Company in amounts difficult to ascertain. Accordingly, the Company, its Affiliates and Subsidiaries and their successors and assigns, shall be entitled to temporary and permanent injunctive relief and to such further relief, including damages, as is proper under the circumstances.
The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect to the maximum extent permitted and that the Agreement shall be enforceable as if such void or unenforceable provision or term had never been a part hereof. If any portion of Section 7 shall be found by a court of competent jurisdiction to be invalid or unenforceable, such court may exercise its discretion in reforming such provisions to the end that Executive shall be subject to non-disclosure, non-competition, non-solicitation or non-disparagement covenants that are reasonable under the circumstances and enforceable by the Company.
12.    Code Section 409A.

(a)If Executive is a Specified Employee, as determined under the Company's policy for determining Specified Employees on the date of his Termination of Employment, all payments, benefits, or reimbursements provided under this Agreement that would otherwise be paid or provided during the first six (6) months following such Termination of Employment (other than payments, benefits, or reimbursements that are treated as separation pay under Section 1.409A-1(b)(9)(v) of the Treasury Regulations or short-term deferrals) shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Code Section 7872(f)(2)(A), in effect on the date of the Termination of Employment) on the first business day following the six (6) month anniversary of such Termination of Employment. Notwithstanding the foregoing, payments delayed pursuant to this Section 13(a) shall commence on Executive's death prior to the end of the six (6) month period.
(b)Any reimbursement of expenses or in-kind benefits provided under this Agreement (other than reimbursements or in-kind benefits that are treated as separation pay under Section 1.409A-1(b)(9)(v) of the Treasury Regulations), shall be subject to the following additional rules: (i) any reimbursement of eligible expenses shall be paid as they are incurred (but not prior to the end of the six-month delay period set forth in Section 13(a)); provided that Executive first provides documentation thereof in reasonable detail not later than sixty (60) days following the end of the calendar year in which the eligible expenses were incurred: (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(c)    It is intended that the payments and benefits provided under this Agreement shall either be exempt from application of, or comply with, the requirements of Code Section 409A.  This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of an additional tax under Code Section 409A upon Executive. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Code Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company, its Affiliates or Subsidiaries nor their respective boards of directors shall be held liable for any taxes, interest, penalties, or other similar monetary amounts owed by Executive or other taxpayers as a result of the Agreement. If Executive is required to execute, submit and not revoke a release of claims against the Company in order to receive the payment of benefits hereunder as a result of the terms of this Agreement and the period in which to execute, submit and not revoke the release begins in a first taxable year and ends in a second taxable year, any payment to which Executive would be entitled hereunder will be paid in the second taxable year, but no later than the end of the payment period specified in this Agreement.
13.    Counterparts; Headings; Definitions. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Any capitalized terms used but not defined in this Agreement will have the meaning attributed to them under the FirstEnergy Corp. 2007 Incentive Plan or successor plans thereto.

14.    Clawback of Incentive-Based Compensation. Notwithstanding any other provision in this Agreement to the contrary, Executive agrees that any “incentive-based compensation” within the meaning of Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be subject to claw-back by the Company in the manner required by Section 10D(b)(2) of the Exchange Act, as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission, as may be implemented by the Board or Compensation Committee from time to time.
15.    Binding Agreement; Successors; Assignment. This Agreement shall inure to the benefit of and be binding upon Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company, whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). Except as provided above, this Agreement may not be

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assigned by either party without the prior written consent of the other party.

16.    Agreement Controls. The terms of this Agreement shall take precedence, and control the rights and obligations of the parties, if they conflict with the terms of any other contracts, plans, programs, agreements, arrangements, awards or other documents or understandings between or involving the parties.

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EXHIBIT 10.1

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

FIRSTENERGY CORP.

By:	/s/ George M. Smart
George M. Smart, Chairman
"Company"

/s/ Anthony J. Alexander
Anthony J. Alexander
"Executive"

79528/RPR